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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 11)


                            PSYCHEMEDICS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK - $.005 Par Value
--------------------------------------------------------------------------------

                                    744375106
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                                 (CUSIP Number)





                       (Continued on the following pages)
                               Page 1 of 6 Pages
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--------------------                                               ------------
CUSIP No. 744375106               SCHEDULE 13G                      Page 2 of 6
-------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS; S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS

    Werner A. Baumgartner
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)[ ]
                                                                        (b)[X]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    U.S.A.
--------------------------------------------------------------------------------
                              5. SOLE VOTING POWER
                                 89,900
                              --------------------------------------------------
   NUMBER OF                  6. SHARED VOTING POWER
     SHARES                      1,226,820
  BENEFICIALLY                --------------------------------------------------
    OWNED BY                  7. SOLE DISPOSITIVE POWER
     EACH                        89,900
   REPORTING                  --------------------------------------------------
  PERSON WITH:                8. SHARED DISPOSITIVE POWER
                                 1,226,820
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
    1,316,720
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    5.9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILING OUT!
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--------------------                                               -------------
CUSIP No. 744375106               SCHEDULE 13G                      Page 3 of 6
-------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS; S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS

    ANNETTE BAUMGARTNER
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a)[ ]
                                                                         (b)[x]
-------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

--------------------------------------------------------------------------------
                               5. SOLE VOTING POWER
                                  0
    NUMBER OF                  -------------------------------------------------
     SHARES                    6. SHARES VOTING POWER
  BENEFICIALLY                    1,226,820
    OWNED BY                   -------------------------------------------------
      EACH                     7. SOLE DISPOSITIVE POWER
    REPORTING                     0
   PERSON WITH:                -------------------------------------------------
                               8. SHARED DISPOSITIVE POWER
                                  1,226,820
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,226,820
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    5.5%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G

                                AMENDMENT NO. 11


ITEM 1(a)  NAME OF ISSUER:
           Psychemedics Corporation

      (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           1280 Massachusetts Avenue
           Cambridge, Massachusetts  02138

ITEM 2(a)  NAME OF PERSON FILING:
           Werner and Annette Baumgartner

      (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
           5832 Uplander Way
           Culver City, CA  90230

      (c)  CITIZENSHIP:  USA

      (d)  TITLE OF CLASS OF SECURITIES, Common Stock, $.005 par value

      (e)  CUSIP NUMBER:  744375106

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
           Not Applicable

ITEM 4     AMOUNT BENEFICIALLY OWNED:

           Dr. Baumgartner is the beneficial owner of 51,500 shares of Common Stock of the issuer and options to acquire 38,400 shares of Common Stock of the issuer. Dr. and Mrs. Baumgartner are trustees of a family trust, a charitable trust and a medical fund trust which own an aggregate of 1,226,820 shares of Common Stock of the issuer. The Baumgartners together beneficially own an aggregate of 1,316,720 shares of Common Stock of the issuer, representing 5.9% of the outstanding shares of the issuer.

ITEM  5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
           Not Applicable

ITEM  6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
           Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
           Not Applicable

ITEM  8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
           This Schedule 13G is being filed by Werner and Annette Baumgartner. Dr.and Mrs. Baumgartner each expressly disclaims beneficial ownership of the securities held by the other, and each disclaims the existence of a group.

ITEM  9    NOTICE OF DISSOLUTION OF GROUP:
           Not Applicable

ITEM 10    CERTIFICATION
           Not Applicable

     After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                      February 12, 1999
                                      ------------------------------------------
                                      Date


                                      /s/ Werner A. Baumgartner
                                      ------------------------------------------
                                      Signature


                                      Werner A. Baumgartner
                                      ------------------------------------------
                                      Name/Title


                                      /s/ Annette Baumgartner
                                      ------------------------------------------
                                      Signature


                                      Annette Baumgartner
                                      ------------------------------------------
                                      Name/Title